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                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                                FISCAL YEAR ENDED
                                    --------------------------------------------------------------------------
                                    DECEMBER 29,     DECEMBER 31,     JANUARY 1,     JANUARY 2,     JANUARY 3,
                                        1996             1995            1995           1994           1993
                                    ------------     ------------     ----------     ----------     ----------
Determination of Earnings:
  Earnings Before Provision for
     Taxes on Income and
     Cumulative Effect of
     Accounting Changes...........     $4,033            3,317           2,681          2,332          2,207
  Fixed Charges...................        204              219             234            211            210
                                       ------            -----           -----          -----          -----
          Total Earnings as
            Defined...............     $4,237            3,536           2,915          2,543          2,417
                                       ======            =====           =====          =====          =====
Fixed Charges and Other:
  Rents...........................     $   79               76              92             85             86
  Interests.......................        125              143             142            126            124
                                       ------            -----           -----          -----          -----
          Fixed Charges...........        204              219             234            211            210
  Capitalized Interest............         55               70              44             48             53
                                       ------            -----           -----          -----          -----
          Total Fixed Charges.....     $  259              289             278            259            263
                                       ======            =====           =====          =====          =====
Ratio of Earnings to Fixed
  Charges.........................      16.36            12.24           10.49           9.82           9.19
                                       ======            =====           =====          =====          =====

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(1) The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

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